TeleCommunication Systems Reports Fourth Quarter and Full Year 2013 Results

ANNAPOLIS, Md., Jan. 30, 2014 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure wireless communication technology, reported results for the fourth quarter and fiscal year ended December 31, 2013.

Summary of Fourth Quarter 2013 Results versus Same Year-Ago Quarter

  Revenue was $79 million compared to $133 million, down mainly due to government contracting delays and transitions, and declines in commercial applications revenue more than offsetting growth in commercial public safety and platforms business.
  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation) was $8.8 million compared to $20.4 million, down mainly due to the lower revenue (see discussion about the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net income was $0.02 per diluted share, down from $0.20 per diluted share.
  GAAP net loss was $(0.95) per diluted share compared to GAAP net income of $0.15 per diluted share. The Q4 2013 GAAP net loss includes a pre-tax, non-cash goodwill and other intangibles impairment charge of $32 million related to the company's Platforms and Applications reporting unit, as well as a net $21.2 million of tax expense primarily related to a non-cash income tax charge to establish a valuation allowance on deferred tax assets.

Fourth Quarter 2013 Highlights

  TCS was awarded a $40.5 million contract along with CACI International to provide the U.S. Marine Corps with engineering services for TCS Wireless Point to Point Link systems.
  TCS was awarded a $14 million contract to supply satellite equipment and support to the U.S. Army, representing the first TCS contract award received under the new Army GTACS IDIQ vehicle.
  TCS Family Locator and TCS Workforce Locator applications were deployed for Claro Central America wireless subscribers.
  Thirteen U.S. patents were added to the company's IP portfolio, bringing the company's total patent count to 349 worldwide. There are also now more than 30 monetization projects under way at various stages of execution.

Summary of Full Year 2013 Results versus 2012

  Revenue was $362.3 million versus $487.4 million, reflecting the same conditions that impacted the comparative quarterly results.
  Adjusted EBITDA was $36 million compared to $55.3 million in 2012 and above upper range of guidance.
  Adjusted net income was $0.09 per diluted share, down from $0.41 per diluted share in 2012 and at the upper end of guidance.
  GAAP net loss was $(1.00) per diluted share for 2013, versus $(1.69) per diluted share in 2012. The 2013 GAAP net loss included a pre-tax, non-cash goodwill and other intangibles impairment charge of $32 million and a net $21.2 million of tax expense, primarily related to a non-cash tax charge to reserve our deferred tax assets; 2012 included a $125.7 million impairment charge.

Management Commentary

"Our fourth quarter adjusted EBITDA and adjusted net income came in a little better than we expected, wrapping up a tough year," said Maurice B. Tose, TCS chairman and CEO. "Cost reductions helped mitigate the impact of lower volume in both of our operating segments, as we dealt with the effects on our business of government budget turbulence and re-directed commercial resources to markets beyond network operators."

"We continued to adjust company structure and spending during the quarter, adapting to changes in our markets. On the Commercial side, we have made organization changes that enhance opportunities for collaboration across our Platforms and Applications operations. Those actions, together with assessment of business uncertainty at a device customer, led to the $32 million adjustment of the book value of related intangible assets in the quarter.

"The Washington budget environment shows signs of improvement as we begin 2014, which we expect to improve the pace of new funded Government orders, as our new contract vehicles make our product innovations more accessible. Our 9-1-1 business is solid and presents opportunities to move horizontally into alarm and personal safety markets. Our scale and leadership in carrier location platforms enables us to serve a global market as infrastructure is updated to LTE, and our map-based applications are now working in nearly a hundred countries. Together, the subject matter experts in our company are uniquely capable of producing solutions for secure, highly reliable communication in a predominantly digital wireless world that is increasingly mindful of privacy."

Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)

($000 except EPS)	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Revenue	$ 78,622	$ 132,671	$ 362,291	$ 487,384
Adjusted EBITDA	$ 8,754	$ 20,356	$ 36,009	$ 55,257
Non-cash charges [1]	(40,795)	(8,611)	(65,933)	(161,004)
Income from operations	(32,041)	11,745	(29,924)	(105,747)
Interest and other expense	(2,468)	(1,714)	(12,082)	(7,732)
Tax (provision) benefit	(21,233)	(712)	(16,591)	15,491
Net income (loss)	$ (55,742)	$ 9,319	$ (58,597)	$ (97,988)

Net income (loss) per share - diluted	$ (0.95)	$ 0.15	$ (1.00)	$ (1.69)

Net Income (loss)	$ (55,742)	$ 9,319	$ (58,597)	$ (97,988)
Impairment of goodwill and long-lived assets	31,977	-	31,977	125,703
Amortization of non-cash stock-based compensation expense	1,742	2,260	7,036	9,020
Amortization of acquired intangible assets	1,143	854	4,570	4,374
Amortization of deferred financing fees	128	189	3,403	757
Non-cash tax expense/(benefit)	22,056	447	17,088	(16,738)
Adjusted net income	$ 1,304	$ 13,069	$ 5,477	$ 25,128
Add back tax-effected convertible debt interest expense [2]	-	721	-	2,874
Adjusted net income for Diluted EPS calculation	$ 1,304	$ 13,790	$ 5,477	$ 28,002

Adjusted net income per share - diluted	$ 0.02	$ 0.20	$ 0.09	$ 0.41

[1]Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, non-cash stock-based compensation expense, and impairment of goodwill and long-lived assets.

[2] Shares issuable the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of net income per share and adjusted net income per share.

Fourth Quarter and Full Year 2013 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)	Three months ended December 31,
	Government			Commercial			Total
	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)
Revenue
Services	$ 26.7	$ 42.1	$ (15.4)	$ 37.6	$ 41.0	$ (3.4)	$ 64.3	$ 83.1	$ (18.8)
Systems	9.8	40.5	(30.7)	4.5	9.1	(4.6)	14.3	49.6	(35.3)
Total revenue	$ 36.5	$ 82.6	$ (46.1)	$ 42.1	$ 50.1	$ (8.0)	$ 78.6	$ 132.7	$ (54.1)

Gross profit
Gross profit-services	$ 8.2	$ 11.8	$ (3.6)	$ 20.9	$ 23.4	$ (2.5)	$ 29.1	$ 35.2	$ (6.1)
As % of revenue	31%	28%		56%	57%		45%	42%
Gross profit-systems	1.6	7.8	(6.2)	1.1	4.2	(3.1)	2.7	12.0	(9.3)
As % of revenue	16%	19%		24%	46%		19%	24%
Total gross profit	$ 9.8	$ 19.6	$ (9.8)	$ 22.0	$ 27.6	$ (5.6)	$ 31.8	$ 47.2	$ (15.4)
As % of revenue	27%	24%		52%	55%		40%	36%

	Twelve months ended December 31,
	Government			Commercial			Total
	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)
Revenue
Services	$ 131.1	$ 146.1	$ (15.0)	$ 150.3	$ 159.0	$ (8.7)	$ 281.4	$ 305.1	$ (23.7)
Systems	61.1	158.6	(97.5)	19.8	23.7	(3.9)	80.9	182.3	(101.4)
Total revenue	$ 192.2	$ 304.7	$ (112.5)	$ 170.1	$ 182.7	$ (12.6)	$ 362.3	$ 487.4	$ (125.1)

Gross profit
Gross profit-services	$ 38.8	$ 38.2	$ 0.6	$ 86.3	$ 88.6	$ (2.3)	$ 125.1	$ 126.8	$ (1.7)
As % of rev	30%	26%		57%	56%		44%	42%
Gross profit-systems	10.7	24.9	(14.2)	3.2	8.5	(5.3)	13.9	33.4	(19.5)
As % of rev	18%	16%		16%	36%		17%	18%
Total Gross Profit	$ 49.5	$ 63.1	$ (13.6)	$ 89.5	$ 97.1	$ (7.6)	$ 139.0	$ 160.2	$ (21.2)
As % of rev	26%	21%		53%	53%		38%	33%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Q4: Government segment revenue for the quarter declined mainly due to lower system sales because of funding delays and contract transitions, as well as lower services revenue associated with the accelerated wind-down of field support for communications technology in Afghanistan. Government gross profit was $9.8 million or 27% of revenue, down from $19.6 million or 24% of revenue in the same year-ago period on the lower volume.

Government services revenue for the quarter was down mainly due to the draw-down of Afghanistan field support personnel and less than expected replacement business. Government services gross profit was down 31% to $8.2 million or 31% of revenue from $11.8 million or 28% of revenue in the same year-ago period, due to the lower volume.

Government systems revenue was down mainly due to the lower volume, resulting from delays in the completion of government customer procurement processes for new TCS systems and component orders. Government systems gross profit was $1.6 million or 16% of revenue compared to $7.8 million or 19% of revenue in the fourth quarter of 2012, reflecting the lower volume.

Year: For the full year, Government segment revenue was down in part due to the non-recurrence of about $50 million of unusual 2012 low-margin, pass-through revenue, in addition to the impact of delays in new business funding of expected business and competitor protests of awarded contracts. Government segment gross profit was $49.5 million or 26% of revenue, down from $63.1 million or 21% of revenue in 2012 on the lower volume.

Full year Government services revenue was down 10% from 2012, reflecting declines in professional services and managed satellite services volume as well as the decline in field support business late in the year. Government services gross profit was up 2% to $38.8 million or 30% of revenue from $38.2 million or 26% of revenue in 2012, due to a favorable margin mix from the higher proportion of field support work with above-average margins. Full year Government systems revenue was down from $159 million to $61 million for the reasons described above. Government systems gross profit was $10.7 million or 18% of revenue compared to $24.9 million or 16% of revenue in 2012 on the lower volume.

Commercial Segment Revenue and Gross Profit:

Q4: Commercial segment revenue in the fourth quarter of 2013 was $42.1 million compared to $50.1 million in 2012 fourth quarter, and its fourth quarter gross profit was $22 million or 52% of revenue compared to $27.6 million or 55% of revenue in the 2012 quarter, due mainly to lower business volume from location-based carrier applications.

Commercial services revenue for the quarter was down 8% from the year-ago period, as higher 9-1-1 and carrier platforms revenue was offset by lower applications revenue. Commercial services gross profit was $20.9 million or 56% of revenue compared to $23.4 million or 57% of revenue in Q4 2012, down due to lower net volume. Commercial systems revenue for the quarter was down 51% to $4.5 million from $9.1 million in Q4 2012 due to lower patent monetization proceeds in the quarter, and lower Nextgen 9-1-1 system deployment revenue. Commercial systems gross profit was $1.1 million or 24% of revenue compared to $4.2 million or 46% of revenue in Q4 2012, mainly as a result of the lower patent contribution.

Year: For the full year, Commercial segment revenue was $170.1 million compared to $182.7 million in 2012. Commercial segment gross profit was $89.5 million or 53% of revenue compared to $97.1 million or 53% of revenue in 2012.

Commercial services revenue in 2013 was down 5%, as higher 9-1-1 and platforms revenue was offset by lower applications revenue. Commercial services gross profit was down to $86.3 million or 57% of revenue from $88.6 million or 56% of revenue in 2012, due to the lower volume. Full year Commercial systems revenue was down 16% to $19.8 million from $23.7 million in 2012 mainly reflecting the timing of Nextgen 9-1-1 deployment projects. Commercial systems gross profit was $3.2 million or 16% of revenue compared to $8.5 million or 36% of revenue in 2012, reflecting the lower revenue and the impact on gross profit of non-variable costs of revenue.

Operating Costs and Expenses:

R&D: Fourth quarter 2013 R&D expense was $8.6 million (11% of revenue,) down from $9.2 million (7% of revenue) in the 2012 quarter. For the full year, R&D expense was down 6% to $34.3 million (9% of revenue) compared to $36.6 million (8% of revenue) in 2012. The decreases reflect second half of 2013 cost reduction actions. TCS continues to invest in 9-1-1 applications, secure communications technology, and infrastructure and applications for network operators, the telematics supply chain, wireless device customers and new vertical markets.

SG&A: Fourth quarter 2013 selling, general and administrative expense was down 16% to $18.2 million (23% of revenue), from $21.6 million (16% of revenue) in the 2012 fourth quarter. For the full year, selling, general and administrative expense was $83.2 million (23% of revenue), down 2% from $85 million (17% of revenue) in 2012. The decreases reflect second half of 2013 cost reductions and organizational changes oriented to efficiency and enhanced collaboration in product and market development.

Non-cash charges: Fourth quarter 2013 non-cash charges to operating profit were $40.8 million, including a $32 million write-down of other intangibles assets and goodwill, compared to $8.6 million in last year's fourth quarter. For the full year, non-cash charges to operating profit were $65.9 million, compared to $161 million in 2012, which included a $125.7 million impairment charge.

Income Taxes:

The fourth quarter income tax provision was a $9 million benefit, resulting mainly from recording the impairment charge against long-lived assets. In accordance with ASC 740, the company determined that recent losses are significant evidence of the need for a valuation allowance against the company's $30 million deferred tax asset, resulting in a net $21.2 million tax expense. The company expects to reverse a portion of the valuation allowance in any future period that it reports income.

Liquidity and Capital Resources:

At December 31, 2013, TCS had $61.9 million of cash and securities, up from $60.4 million at the beginning of the quarter. Funds were generated in the quarter from $8.8 million in adjusted EBITDA, a $6.2 million decrease in working capital, and $2.5 million in borrowings under capital lease facilities. Cash was used during the quarter for $6.3 million of debt repayments, $4.2 million for capital expenditures (including software development), and $5.5 million for cash interest, cash taxes and other expenses. At the end of the quarter, the company had approximately $125 million in available liquidity, including $61.9 million in cash and securities, $30 million of unused borrowing availability under the bank credit line, and $33.5 million of undrawn bank delayed draw term loan capacity under the June 2013 facility.

Intellectual Property:

TCS was issued eight U.S. patents during the fourth quarter of 2013, bringing the company's quarter-end patent portfolio to 349 patents issued in the U.S. and abroad, with nearly 400 patent applications pending.

Backlog:

	9/30/2013	New Orders	Revenue	12/31/2013
($millions)
Commercial Funded Contract Backlog	$ 224.3	$ 41.5	$ (42.1)	$ 223.7
Government Funded Contract Backlog	77.6	23.3	(36.5)	64.4
Total Funded Contract Backlog	301.9	64.8	(78.6)	288.1
Un-funded Customer Options	731.8	(7.4)	-	724.4
Total Backlog	$ 1,033.7	$ 57.4	$ (78.6)	$ 1,012.5

Funded contract backlog on December 31, 2013 was $288.1 million, of which the company expects to recognize approximately $158 million over the next 12 months.

Funded contract backlog is based upon contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless carriers). Backlog is computed by multiplying the most recent month's contract or subscription revenue by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved and could expire unused. The company's total backlog includes $683 million of unfunded orders under the Worldwide Satellite Systems contract vehicle which is scheduled to expire at the end of the first quarter of 2014, so that unfunded backlog could expire unused.

The company's backlog at any given time may be affected by factors including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, which can lead to delays in procurement of TCS products and services. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (January 30, 2014) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number 5-10 minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 1-888-846-5003
International Number: 1-480-629-9856
Conference ID: 4665287

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time through February 13, 2014 via the same website link as well as by phone:

Replay Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN: 4665287

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of Adjusted EBITDA
Prior to the second quarter of 2013, TCS reported "EBITDA" defined exactly as the "adjusted EBITDA" in this release. For additional clarity, the company will henceforth use the term "adjusted EBITDA" instead of the term "EBITDA" since the company excludes amortization of non-cash stock-based compensation from the reported amounts.

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income/(loss) before (1) depreciation and amortization of property and equipment: (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets and patent gains, if applicable. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for (1) impairment of goodwill and long-lived assets, and patent gains, if applicable; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about our IP monetization projects that are under way, those that are made in the commentary sections and by Mr. Tose that (a) we expect to improve the pace of new funded Government orders, as our new contract vehicles make our product innovations more accessible; (b) Our 9-1-1 business is solid and presents opportunities to move horizontally into alarm and personal safety markets; (c) we have approximately $125 million in available liquidity, including unused borrowing availability under our bank credit line; (d) we expect to recognize $158 million of backlog in the next 12 months; (e) our assumptions in reflecting unfunded orders under the WWSS contract that could expire in the first quarter of 2014 unused; and (f) about our expectation to reverse a portion of the valuation allowance related to our deferred tax asset in any future period that it reports income.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(amounts in $000)	2013	2012
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 61,908	$ 51,498
Accounts receivable, net	45,789	83,013
Unbilled receivables	16,009	23,095
Inventory	9,890	11,084
Deferred income tax assets	-	9,813
Deferred project costs and other current assets	15,286	15,394
Total current assets	148,882	193,897

Property and equipment, net	38,355	49,270
Software development costs, net	4,178	18,929
Acquired intangible assets, net	21,003	26,172
Goodwill	104,241	112,450
Noncurrent deferred tax assets	-	6,233
Other assets	4,796	6,761
Total assets	$ 321,455	$ 413,712

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 38,750	$ 56,109
Deferred revenue	24,809	26,527
Current portion of debt and capital leases	30,145	28,657
Total current liabilities	93,704	111,293

Noncurrent debt:
Bank term debt, notes payable, and capital leases	67,384	45,439
Convertible notes due 2014	-	93,500
Convertible notes due 2018	50,000	-
Total noncurrent debt	117,384	138,939
Other liabilities	1,124	2,378

Total stockholders' equity	109,243	161,102
Total liabilities and stockholders' equity	$ 321,455	$ 413,712

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($000 except EPS)	2013	2012	2013	2012

Revenue
Services	$ 64,246	$ 83,135	$ 281,389	$ 305,118
Systems	14,376	49,536	80,902	182,266
Total revenue	78,622	132,671	362,291	487,384

Direct costs of revenue
Direct cost of services revenue	35,189	47,890	156,285	178,317
Direct cost of systems	11,636	37,616	67,038	148,860
Total direct cost of revenue	46,825	85,506	223,323	327,177

Services gross profit	29,057	35,245	125,104	126,801
As a % of revenue	45%	42%	44%	42%
Systems gross profit	2,740	11,920	13,864	33,406
As a % of revenue	19%	24%	17%	18%
	-	-	-	-
Total gross profit	31,797	47,165	138,968	160,207
Total gross profit as a % of revenue	40%	36%	38%	33%

Operating expenses
Research and development expense	8,563	9,210	34,308	36,602
Sales and marketing expense	6,050	7,609	28,495	30,753
General and administrative expense	12,137	14,001	54,689	54,277
Depreciation and amortization of property and equipment	3,968	3,746	14,853	14,245
Amortization of acquired intangible assets	1,143	854	4,570	4,374
Impairment of goodwill and long-lived assets	31,977	-	31,977	125,703
Total operating expenses	63,838	35,420	168,892	265,954
Income (loss) from operations	(32,041)	11,745	(29,924)	(105,747)

Interest expense	(2,136)	(2,016)	(8,262)	(7,383)
Amortization of deferred financing fees	(128)	(189)	(3,403)	(757)
Other income (expense), net, including gain or loss on early retirement of debt	(204)	491	(417)	408
Income (loss) before income taxes	(34,509)	10,031	(42,006)	(113,479)

Income tax benefit (provision)	(21,233)	(712)	(16,591)	15,491

Net income (loss)	$ (55,742)	$ 9,319	$ (58,597)	$ (97,988)

Net income (loss) per share - basic	$ (0.95)	$ 0.16	$ (1.00)	$ (1.69)

Net income (loss) per share-diluted	$ (0.95)	$ 0.15	$ (1.00)	$ (1.69)

Weighted average shares used in calculation - basic	58,724	58,138	58,611	57,889
Weighted average shares used in calculation - diluted[1]	58,724	68,378	58,611	57,889

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

Company Contacts:
Tom Brandt	Meredith Allen	Scott Liolios
Senior Vice President and CFO	Sr. Director, Corporate Communications	Investor Relations
TeleCommunication Systems, Inc.	TeleCommunication Systems, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 410-295-1865	Tel 949-574-3860
tbrandt@telecomsys.com	MAllen@telecomsys.com	info@liolios.com

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